Exhibit 10.1

[*]	Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

AMENDMENT TO LICENSE AGREEMENT

This Amendment to the License Agreement (this “Amendment”) is entered into as of September 14, 2026 (the “Amendment Effective Date”), by and between Cardiff Oncology, Inc. (formerly Trovagene, Inc.), a U.S. Corporation organized under the laws of Delaware, with its principal place of business at 11055 Flintkote Avenue, San Diego, California 92121, United States (“Cardiff”), and Nerviano Medical Sciences, S.r.l., an Italian company organized under the laws of Italy, with its principal place of business at Viale Pasteur, 10-CP11, 20014 Nerviano (Milan), Italy (“Nerviano”). Nerviano and Cardiff are each referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties entered into that certain License Agreement dated as of March 13, 2017 (the “License Agreement”), pursuant to which Nerviano granted Cardiff an exclusive worldwide license to certain Licensed IP Rights (as defined therein); and

WHEREAS, the Parties have entered into a Confidential Settlement Agreement (the “Settlement Agreement”) as resolution of the disputes between the Parties in Cardiff Oncology, Inc. v. Nerviano Medical Sciences S.r.l., Case No. 3:26-cv-03131-RBM-JLB (S.D. Cal.) (the “Litigation”); and

WHEREAS, in consideration of the mutual promises and covenants herein contained, and in consideration of the mutual promises and covenants contained in the Settlement Agreement executed concurrently herewith, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged;

NOW THEREFORE, the Parties hereby agree to amend the License Agreement as set forth in this Amendment as follows:

AMENDMENT

1. PURPOSE. This Amendment is entered into by the Parties as part of the resolution of the Litigation, and constitutes an integral part of the basis and consideration for, and is incorporated by reference into, the Settlement Agreement. This Amendment is intended to govern the Parties’ ongoing development and commercialization relationship under the License Agreement with respect to the API and Licensed IP Rights going forward, and all references herein to the “License Agreement” shall mean the License Agreement as amended by this Amendment unless otherwise expressly provided herein.

2. DEFINITIONS

2.1. License Agreement Defined Terms. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the License Agreement.

2.2. Name Change; Cardiff Oncology, Inc. The Parties acknowledge that Cardiff Oncology, Inc. is the successor by name change to Trovagene, Inc., the entity that entered into the License Agreement as of March 13, 2017. Accordingly, all references to “Trovagene, Inc.” or “Trovagene” in the License Agreement shall be deemed references to Cardiff Oncology, Inc. for all purposes. This Amendment does not alter any rights or obligations of Cardiff under the License Agreement by reason of such name change, all of which are hereby confirmed to be in full force and effect.

2.3. Amended and New Definitions. The following definitions are hereby added to, or amended and restated in their entirety in, Section 1 of the License Agreement:

(a) Section 1.3 of the License Agreement is hereby amended and restated in its entirety as follows:

1.3 “Affiliate” shall mean, with respect to a Party, a Person, corporation, partnership, or other entity that controls, is controlled by, or is under common control with such Party; provided that, with respect to Nerviano, Affiliate includes a person, corporation, partnership, or other entity that is controlled by Nerviano and/or NMS Group S.r.l., or is under common control with Nerviano; provided, further, that, with respect to Nerviano, no person, corporation, partnership, or other entity shall be deemed an Affiliate solely by reason of (i) being a direct or indirect equity holder of NMS Group S.r.l., or (ii) being under common control with Nerviano through one or more direct or indirect equity holders of NMS Group S.r.l. (including, in the case of clause (ii), any other portfolio company or investment of such equity holders), unless such entity is Nerviano, NMS Group S.r.l., or any entity controlled by Nerviano or NMS Group S.r.l., or unless Nerviano or any Nerviano Affiliate directly or indirectly discloses or has disclosed any Restricted Confidential Information (defined below) to such entity. For the purposes of this definition, (i) an Affiliate is considered an Affiliate regardless of whether such Affiliate is an Affiliate on the Effective Date or becomes an Affiliate after the Effective Date and (ii) the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity either by the ownership of at least * percent (*%) of the voting stock of such entity or the ability to otherwise control the management of the corporation. Notwithstanding the foregoing, Nerviano’s disclosure of any Confidential Information pursuant to clauses (a) through (c) of Section 9.3, if and to the extent such disclosure is or was limited to that permitted under such clauses (a) through (c), shall not, in and of itself, render an entity an Affiliate or Covered Affiliate as defined herein.

(b) Section 1.32 of the License Agreement is hereby amended and restated in its entirety as follows:

1.32 “Product(s)” shall mean any product that incorporates the API and, if made, used, sold, offered for sale, or imported, would directly or indirectly practice one or more Valid Claims of a Cardiff Patent, Joint Patent, Nerviano Patent, or that otherwise uses or incorporates the Nerviano Know-How.

(c) Section 1.34 of the License Agreement is hereby amended and restated in its entirety as follows:

1.34 “Royalty Term” shall mean the period commencing on the Effective Date of the License Agreement and, with respect to each Product in each country, continuing until the expiration of the last Valid Claim in such country that would be practiced by the manufacture, use, offer for sale, sale, or import of such Product in such country.

(d) Section 1.42 of the License Agreement is hereby amended and restated in its entirety as follows:

1.42 “Valid Claim” shall mean a claim of an issued and unexpired patent included within the Licensed IP Rights, Cardiff Patents, or Joint Patents, in each case, which has not been held permanently revoked, unenforceable, or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

(e) New defined term “Former Affiliate” is added immediately following Section 1.42 as follows:

1.43 “Former Affiliate” shall mean any Person that met the requirements for a Nerviano Affiliate (as originally defined in the License Agreement) at any time on or after the Effective Date of the License Agreement and thereafter ceased to be such an Affiliate, including by spin-out, sale, dividend, distribution, reorganization, recapitalization, or other transaction.

(f) New defined term “Restricted Confidential Information” is added immediately following new Section 1.43 as follows:

1.44 “Restricted Confidential Information” shall mean any Confidential Information relating to technical information, data, regulatory strategy or communications, clinical and development plans, clinical trials, intellectual property, business and financial strategy, research, pre-clinical and clinical development, and commercialization of the API.

(g) Existing Section 1.43 (Interpretation) is hereby renumbered as Section 1.45, accordingly.

3. ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1. Identification. Within one (1) day following the Amendment Effective Date, Nerviano shall identify on Schedule 1 to this Amendment, (a) all Affiliates of Nerviano, and (b) all Affiliates of Nerviano that, as of the Amendment Effective Date, are either (i) controlled by Nerviano and/or NMS Group S.r.l. or (ii) are Affiliates to which Nerviano has disclosed Restricted Confidential Information (such Affiliates under clause (b), collectively, the “Covered Affiliates”). Nerviano hereby represents and warrants that, as of the Amendment Effective Date, the identification of Affiliates and Covered Affiliates set forth on Schedule 1 is true, complete, and accurate in all respects. Cardiff represents and warrants that, as of the Amendment Effective Date, and to the best of its knowledge after a reasonable inquiry, it does not have any corporate Affiliates.

3.2. Additional Nerviano Representations and Warranties. In addition to the representations and warranties provided by Nerviano in the License Agreement, including those set forth in Section 2.2(a)-2.2(e) therein, Nerviano hereby additionally represents and warrants to Cardiff that, as of the Amendment Effective Date:

(a) Nerviano is a wholly owned subsidiary of NMS Group S.r.l. NMS Group S.r.l. is owned by financial investors;

(b) access to Restricted Confidential Information has been limited to only those Nerviano and Covered Affiliate personnel with a need to know to perform Nerviano’s activities and obligations under the License Agreement, and all such personnel are subject to written confidentiality obligations at least as restrictive as those set forth in the License Agreement;

(c) to Nerviano’s knowledge, no Former Affiliate other than NerPharMa S.r.l. (“NerPharMa”) possesses or has received any Restricted Confidential Information;

(d) except as expressly permitted in the License Agreement, neither Nerviano nor, to Nerviano’s knowledge, any Covered Affiliate has used Restricted Confidential Information for potential competition with Cardiff during the term of the License Agreement;

(e) to Nerviano’s knowledge, no Former Affiliate or Covered Affiliate is engaged in the development or commercialization of a Competing Product or potentially competitive use of the API; and

(f) no Person controlled by Nerviano or NMS Group S.r.l. has ceased to be a Nerviano Affiliate, as Affiliate is originally defined in the License Agreement, within the sixty (60) days prior to the Amendment Effective Date.

Notwithstanding the foregoing, Nerviano makes no representation or warranty as to the current possession, use, disclosure, activities, or obligations of any Former Affiliate, except as expressly set forth in this Section 3.2(c) and (e). For purposes of this Section 3.2 of this Amendment, “knowledge” shall mean the actual knowledge of Nerviano’s executive officers, after reasonable inquiry of Nerviano employees with direct responsibility for the development of the API.

3.3. Exceptions.

(a) The Parties hereby acknowledge that NerPharMa was previously an Affiliate of Nerviano until its sale to Benta SAS and, while NerPharMa was an Affiliate of Nerviano, NerPharMa provided contract development and manufacturing services with respect to the API and, solely in connection with those services, received certain Confidential Information related to the API. Following the Effective Date of the License Agreement, NerPharMa and Cardiff entered into a direct relationship for such contract development and manufacturing services with respect to the API pursuant to a Supply Agreement dated June 23, 2017. The Parties acknowledge and agree that NerPharMa’s possession of the foregoing limited Confidential Information, solely in connection with its historical services role and subject to the Supply Agreement, does not, in and of itself, constitute a breach of the Confidentiality or Exclusivity covenants of the License Agreement.

(b) If following the Amendment Effective Date and during the term of the License Agreement, Nerviano acquires or becomes aware that an Affiliate acquires, or Nerviano is acquired or becomes aware that an Affiliate is acquired by, any entity that at such time is conducting a program involving the development or commercialization of a Competing Product, Nerviano shall provide Cardiff with written notice thereof following the later of completion of such transaction and Nerviano’s knowledge of the Competing Product. Upon Cardiff’s receipt of such notice, the Parties shall negotiate in good faith and memorialize in writing appropriate firewall protections for Nerviano or NMS Group S.r.l. (as applicable) to put in place to ensure that the Licensed IP Rights and any Confidential Information shared under the License Agreement are not used by such Affiliate in connection with such Competing Product (such plan, the “Protection Plan”). The Parties shall use commercially reasonable efforts to prepare and execute the Protection Plan as soon as practicable following Nerviano’s notice to Cardiff. Nerviano shall, and shall cause such Affiliate to, comply with the Protection Plan in all respects following its adoption by the Parties. Provided that Nerviano and the applicable Affiliate comply with the Protection Plan, the development or commercialization of such Competing Product shall not constitute a breach of Section 3.2.

4. LICENSED GRANT; EXCLUSIVITY

4.1. Licensed IP Rights. Section 3.1 of the License Agreement is hereby amended to add the following clause (c) at the end thereof:

(c) Notwithstanding the foregoing in clause (a) of this Section 3.1, Nerviano, or any Permitted Affiliate on Nerviano’s behalf, may conduct research and pre-clinical development on the API to the extent that such research and pre-clinical development is intended to further the development and commercialization of the API under this Agreement subject to: (i) prior written approval by the JDC; and (ii) the requirements of Section 10.2 (Ownership of Inventions) of this Agreement. Nerviano shall remain fully responsible for all acts and omissions of each Permitted Affiliate in connection with any such activities. For purposes of this Section 3.1, “Permitted Affiliate” shall mean a Covered Affiliate that satisfies each of the following conditions: (A) such Covered Affiliate is identified by Nerviano to Cardiff in advance in writing as a necessary subcontractor for purposes of Nerviano exercising its research and pre-clinical development right under this Section 3.1(c); and (B) before any disclosure of any Cardiff Confidential Information or any other Confidential Information related to the API or use of the Licensed IP Rights to such Covered Affiliate, such Covered Affiliate enters into a written agreement with Nerviano that protects such Confidential Information and restricts use of the Licensed IP Rights at least to the same extent as required of Nerviano under this Agreement.

4.2. Exclusivity. Section 3.2 of the License Agreement is hereby amended and restated in its entirety as follows:

Section 3.2 Exclusivity.

(a) During the Royalty Term, neither Nerviano nor its Affiliates shall, directly or indirectly, initiate or conduct (or enable or license any Affiliate or Third Party to initiate or conduct) any clinical development and/or commercialization of a Competing Product. For avoidance of doubt, NerPharMa is not an Affiliate and shall not be considered an Affiliate for purposes of the provisions of this Section 3.2.

(b) During the Royalty Term, neither Nerviano, nor any Covered Affiliate shall, directly or indirectly, initiate or conduct (or enable or license any Affiliate or Third Party to initiate or conduct) any clinical development or commercialization of the API; provided, however, that the foregoing restriction shall not apply to any clinical development or commercialization of the API by Nerviano or any Covered Affiliate that the Parties may agree to in writing and to the extent of such written agreement. In the event of any such mutual written agreement, Cardiff shall have the right, but not the obligation, to participate in such development work. Any clinical development or commercialization by Nerviano or a Covered Affiliate pursuant to this provision shall be subject to a mutually acceptable and amended Development Plan (pursuant and subject to Section 7 (Development) and Section 10 (Intellectual Property) of this Agreement). The amended Development Plan shall set forth the scope of the development work and financial terms applicable thereto, and each Party shall comply with the terms set forth therein.

4.3. Further Assurances. As of the Amendment Effective Date and during the period ending on the later of (a) the expiration of the Royalty Term or (b) two (2) years following the first Regulatory Approval for a Product, neither Nerviano nor any Affiliate that has received or receives any Restricted Confidential Information shall, directly or indirectly, initiate, support, or conduct (or enable or license any Third Party to initiate, support, or conduct) clinical development and/or commercialization of the API, whether alone or in combination with any other drug candidate, without the prior written approval of Cardiff. The foregoing obligation shall automatically terminate upon the expiration or earlier termination of the License Agreement.

5. FINANCIAL CONSIDERATION

5.1. Milestone Payments. The Parties acknowledge and agree that the milestone payments set forth in Section 4.3 of the License Agreement remain unchanged by this Amendment.

5.2. Royalties. As of the Amendment Effective Date, the Royalties payable under Section 4.2.1 of the License Agreement shall continue to be payable on a country-by-country and Product-by-Product basis during the Royalty Term. For purposes of Amendment, Cardiff shall pay on Annual Net Sales of a Product in a country either (a) Royalties pursuant to Section 4.2.1 of the License Agreement on such Annual Net Sales if the Product practices a Valid Claim of a Nerviano Patent or a Joint Patent in the country or (b) the Additional License Fee pursuant to Section 4.5 of the License Agreement if the Product practices only a Valid Claim of a Cardiff Patent in the country. Following expiration of the Royalty Term in any country for any Product, Cardiff shall pay to Nerviano * percent (*%) of the Royalty or Additional License Fee rate otherwise payable under Section 4.2.1 or Section 4.5, respectively (the “Know-How Step Down”). The Know-How Step Down shall be payable on a country-by-country basis for so long as such Product continues to be sold in such country.

5.3. Additional License Fee. New Section 4.5 shall be added to the License Agreement immediately following Section 4.4 therein, as follows:

Section 4.5 Additional License Fee. The Parties acknowledge and agree that the amendments to Section 4 within this Amendment (including the amended terms “Products”, “Royalty Term,” “Valid Claim” and “Additional License Fee”) have been agreed to solely in recognition of the good and valuable consideration provided by resolution of the Parties’ disputes that underly the Settlement Agreement, including without limitation the Parties’ disputes as to inventorship, ownership, and performance under the License Agreement. Accordingly, as of the Amendment Effective Date and during the remainder of the Royalty Term, Cardiff agrees to pay to Nerviano the Royalty percentages set forth in Section 4.2.1 of this Agreement on Annual Net Sales of any Product that practices a Valid Claim of a Cardiff Patent (the “Additional License Fee”); provided, however, that Cardiff shall pay either the Royalty or the Additional License Fee (as applicable at such time) on Annual Net Sales of any such Product, and not both. For clarity, the Royalty-related obligations under the License Agreement (including without limitation those set forth in Section 5 (Royalty Reports and Accounting and Section 6 (Payments)) shall also apply to the Additional License Fee.

For the avoidance of doubt, the Cardiff Patents shall not be deemed or treated as Licensed IP Rights under the License Agreement for any purpose, and Nerviano shall have no rights in or to the Cardiff Patents during the term of the License Agreement except as expressly set forth in this Amendment with respect to the Additional License Fee and the step-in rights set forth in Section 8.1(d) of this Amendment or otherwise pursuant to Section 11.4(b) of the License Agreement (if applicable). The amendments to Section 4 of the License Agreement (including the amendments to the applicable, defined terms used herein) are not intended to, and shall not be construed to: (a) impose on either Party any implied right, duty, or obligation with respect to the Cardiff Patents or any Product beyond what is expressly set forth in this Amendment; (b) expand or alter Cardiff’s diligence obligations under the License Agreement beyond those set forth in this Amendment; (c) grant Nerviano any license, ownership interest, co-ownership interest, or other right in or to the Cardiff Patents or any Invention claimed therein (except as set forth in, and to the extent applicable under, Section 11.4(b) of the License Agreement); or (d) otherwise affect either Party’s rights or obligations under the License Agreement except as expressly provided in this Amendment.

6. DEVELOPMENT

6.1. Performance Guarantee. The Parties agree to the following performance objectives as set forth in clauses (a) and (b) below.

(a) Cardiff shall *. If *, then Cardiff shall pay to Nerviano the sum of * United States Dollars (US$*) on or before *.

(b) Cardiff shall submit * If * then: (i) if Cardiff *, Cardiff shall pay to Nerviano * United States Dollars (US$*), *; or (ii) if Cardiff *, Cardiff shall not owe any payment to Nerviano under this Section 6.1(b) of this Amendment. If F*, no payment shall be due to Nerviano under this Section 6.1(b) of this Amendment. If *, no payment shall be due to Nerviano under this Section 6.1(b) of this Amendment, and the first Development Milestone Payment for dosing of the first subject in a Phase III Clinical Trial under Section 4.3.1 of the License Agreement shall be reduced by *United States Dollars (US$*); provided, however, that such reduction shall not apply if Cardiff *.

(c) If Cardiff makes any payment(s) to Nerviano pursuant to Section 6.1 of this Amendment, Cardiff shall have the right to credit such payment(s) against future Royalty payments or Additional License Fee payments otherwise due and payable to Nerviano under Sections 4.2 or 4.5 of the License Agreement, on a dollar-for-dollar basis.

6.2. Commercially Reasonable Efforts. Cardiff shall continue to use Commercially Reasonable Efforts to develop and commercialize onvansertib, as set forth in the License Agreement. The development objectives set forth in Section 6 of this Amendment are in addition to, and not in limitation of, Cardiff’s ongoing obligation to use Commercially Reasonable Efforts.

6.3. European Medicines Agency. Within fourteen (14) days following Cardiff’s receipt of any feedback from the European Medicines Agency (“EMA”) on Cardiff’s briefing document submitted to EMA on *, Cardiff shall share such EMA feedback with Nerviano for Nerviano’s review and input.

6.4. Operational Reporting. Cardiff shall provide Nerviano with written quarterly progress reports providing the current status of all clinical trials and regulatory interactions involving onvansertib. In addition, Cardiff and Nerviano shall each appoint a designated liaison to ensure consistent points-of-contact for sharing information in furtherance of the License Agreement, in accordance with the governance provisions of Section 7 of the License Agreement.

6.5. Joint Development Committee. Section 7.1 of the License Agreement is hereby amended to add the following immediately following clause (e):

(f) The JDC shall continue to meet as specified in the License Agreement, but the meeting frequency may be increased to four (4) times per year by mutual written agreement of the Parties to ensure Nerviano has increased visibility and input for the Phase III study and the mCRC program. Cardiff shall keep Nerviano apprised of clinical development and regulatory progress, including providing Nerviano with a copy of, or access to a copy of, all substantive communications with regulatory authorities within thirty (30) calendar days of Cardiff’s receipt or transmission of the same. The Parties anticipate that the JDC will discuss clinical trial updates and plans, commercialization plans and strategy, and updates on substantive communications with regulatory authorities. Cardiff agrees to reasonably consider Nerviano’s feedback. While Cardiff shall have final decision-making authority and retains operational control, if Cardiff decides against adopting Nerviano’s feedback, Cardiff agrees to provide Nerviano with Cardiff’s reasons for such decision. The Parties agree to make reasonable, good faith efforts to comply with the reporting and disclosure provisions of this clause (f), and that failure to strictly comply with any timing requirements or disagreements regarding the scope of required disclosures under this clause (f) shall not, in and of themselves, constitute a material breach under Section 11.3 of this Agreement.

7. GOVERNANCE

7.1. Board Observer Seat. Nerviano shall be granted a Board Observer Seat on Cardiff’s Board of Directors for all discussions regarding onvansertib, commencing on the Amendment Effective Date and ending on the earliest of: (i) following the first FDA approval of a Product (including any accelerated, conditional, or provisional regulatory approval); (ii) a Change of Control of Cardiff; or (iii) the expiration or earlier termination of the License Agreement.

7.2. Scientific Advisory Board. Commencing on the Amendment Effective Date and through the remaining term of the License Agreement, Nerviano shall be granted a seat on Cardiff’s Scientific Advisory Board (“SAB”) for onvansertib. The SAB shall meet at least two (2) times per year in-person at Cardiff’s principal place of business. Decisions and recommendations from the SAB shall be made by consensus where possible. Notwithstanding anything to the contrary, Cardiff shall have final decision-making authority with respect to all matters considered by the SAB.

8. INTELLECTUAL PROPERTY

8.1. Patent Disputes.

(a) The Parties acknowledge and agree that Cardiff shall have sole discretion to file and prosecute any Cardiff Patents and Joint Patents, and Nerviano shall have sole discretion to file and prosecute any Nerviano Patents, in each case as set forth in the License Agreement.

(b) The Parties further acknowledge and agree that disputes as to inventorship of a Cardiff Patent, Joint Patent, or Nerviano Patent must be raised and decided before the United States Patent and Trademark Office or any court or other governmental agency of competent jurisdiction before an inventorship dispute can serve as the basis for alleging a material breach under Section 11.3 of the License Agreement.

(c) The Parties further acknowledge and agree that Cardiff’s patent strategy determinations for Cardiff Patents or Joint Patents (including whether or not to file, prosecute, or maintain any patent application or issued patent) shall not, in and of themselves, constitute the basis for alleging a material breach under Section 11.3 of the License Agreement.

(d) Notwithstanding the foregoing, Cardiff shall maintain each issued Cardiff Patent whose Valid Claims are relied upon for the Additional License Fee during the Royalty Term and shall give Nerviano at least sixty (60) days’ prior written notice before abandoning any such Cardiff Patent. In the event thereof, Nerviano may, at its election and sole cost, assume maintenance of such Cardiff Patent, and the Royalty Term for such Cardiff Patent shall continue in accordance with the terms of the License Agreement. The Parties agree that Cardiff’s isolated, inadvertent failure to provide such notice shall not be deemed a material breach if Cardiff makes a good faith effort to cooperate with Nerviano in seeking to revive and maintain any inadvertently abandoned Cardiff Patents. The foregoing step-in right in this clause (d) shall be Nerviano’s sole and exclusive remedy with respect to Cardiff’s decision not to continue to maintain any such Cardiff Patent. The Parties shall fully cooperate with each other and supply all assistance reasonably requested in connection with the rights and obligations in this clause (d).

8.2. Inventorship. Pursuant to the Settlement Agreement, the Parties have resolved and granted full mutual releases as to all pending disputes between them, including all disputes as to inventorship of the Cardiff Patents. The Parties shall cooperate with each other, as appropriate, in response to any reasonable requests related to a Third Party claim or potential Third Party claim challenging the validity or inventorship of any Cardiff Patent, Joint Patent, or Nerviano Patent.

9. TERMINATION

9.1. Term of Agreement. Section 11.1 of the License Agreement is hereby amended and restated in its entirety as follows:

Section 11.1 Term of Agreement. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to other provisions of this Article 11, shall continue in full force and effect until Cardiff has duly and completely fulfilled its obligation to make payments to Nerviano under Section 4. Following expiration of this Agreement—unless terminated by Nerviano in advance according to the provisions of Article 11.3 or by Cardiff in advance according to the Provisions of Article 11.2—Cardiff shall have a fully paid-up, non-exclusive license under the Licensed IP Rights to conduct research and to develop, make, have made, use, sell, offer for sale and import Products in the Territory for use in the Field.

9.2. Termination for Cause. Section 11.3 of the License Agreement is hereby amended and restated in its entirety as follows:

Section 11.3 Termination for Cause. Upon the material breach by one Party under this Agreement, the other Party shall notify the breaching Party of such breach in writing, and require that the breaching Party cure such breach within sixty (60) days (or, in the case of payment defaults, within thirty (30) days); provided that, in the case of any default other than a payment default, such cure period shall be reasonably extended (not to exceed one hundred and twenty (120) days) if, despite the Commercially Reasonable Efforts of the breaching Party, such default cannot be cured within the initial sixty (60) day period. The Parties acknowledge and agree that there shall be no right to terminate for cause under this Section 11.3 absent a decision of a court, arbitrator, or other governmental agency of competent jurisdiction confirming the material breach and determining termination as an appropriate remedy for the alleged material breach. Accordingly, in the event the material breach is not cured within the applicable cure period, such Party shall seek resolution as set forth in Section 13.4(c).

Notwithstanding the foregoing, in the event that Cardiff fails to make any undisputed payment set forth in Section 6.1 of this Amendment when due but, on the date such payment falls due, Cardiff’s unrestricted cash and cash equivalents are less than United States Dollars (US$*), then Cardiff shall have ninety (90) days from the date such payment is due to pay such undisputed payment amount, or such other time and under such other terms as may be mutually agreed by the Parties in writing. The Parties shall negotiate in good faith in response to any reasonable requests for extension sought by Cardiff under such circumstances.

9.3. Post-Termination Royalties. Section 11.4(b)(vii) of the License Agreement is hereby amended and restated in its entirety as follows:

Section 11.4(b)(vii) Nerviano shall pay to Cardiff the following Royalties on Annual Net Sales (as such definitions are revised to encompass sales by Nerviano or its Affiliates or sublicensees), based on the stage of development achieved by Cardiff as of the date of termination:

(a) If Cardiff has commenced dosing patients in a Phase III Clinical Trial as of the termination date: * percent (*%) of Annual Net Sales;

(b) If Cardiff has commenced dosing the twentieth (20th) patient in a Phase III Clinical Trial as of the termination date: * percent (*%) of Annual Net Sales;

(c) If Cardiff has filed an NDA for the API with FDA as of the termination date: * percent (*%) of Annual Net Sales; or

(d) If Cardiff has obtained approval from FDA for any indication for the API as of the date of termination: * percent (*%) of Annual Net Sales.

Only one tier of the foregoing post-termination Royalty shall apply, with the highest applicable tier being used. Such post-termination Royalties shall be payable for the period and on the terms otherwise applicable under the License Agreement to Royalty payments by Cardiff.

9.4. Automatic Termination Events. Notwithstanding Section 11.3, the License Agreement shall automatically terminate, and Cardiff shall promptly assign, transfer, and grant rights and obligations to Nerviano in accordance with Section 11.4(b) of the License Agreement, upon the occurrence of any of the following events:

(a) Cardiff files a voluntary petition for bankruptcy protection or has an involuntary petition filed against it by a Third Party not affiliated or otherwise associated with Nerviano;

(b) Cardiff seeks or consents to the appointment of a receiver or trustee, a dissolution, or a general assignment for the benefit of creditors; or

(c) if, prior to regulatory approval of a Product (including any accelerated, conditional, or provisional regulatory approval), Cardiff ceases operations, or ceases work on onvansertib for ninety (90) consecutive days, where such inaction is not due to a Force Majeure event (as described in Section 13.3 of the License Agreement) or due to any action or inaction by or on behalf of Nerviano.

For clarity, the post-termination Royalty provisions of amended Section 11.4(b)(vii) remain in effect following any termination pursuant to Section 9.4 of this Amendment.

10. ASSIGNMENT

Section 13.5 of the License Agreement is hereby amended and restated in its entirety as follows:

Section 13.5 Assignment.

(a) Neither Party shall assign its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that each Party may assign, without prior written consent, this Agreement and its rights and obligations hereunder: (i) to any Affiliate; or (ii) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, Change of Control, or similar transaction. Any attempted assignment in violation of this Section 13.5(a) shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and each of their successors and permitted assigns. Each Party shall provide prompt written notice to the other Party following any permitted assignment under this Section 13.5.

(b) If Cardiff assigns its rights and obligations pursuant to this Section 13.5, including by merger, consolidation, Change of Control, or similar transaction, before generating and public disclosure of Phase III data, then Cardiff shall pay to Nerviano the following amounts in connection with such assignment of rights, based on the stage of the Phase III program as of the date of such assignment: (i) if such assignment occurs before dosing of any subject in a Phase III study: * percent (*%) of the Proceeds; or (ii) if such assignment occurs after dosing of the first subject but less than * (*) months after dosing of the first subject in a Phase III study: * percent (*%) of the Proceeds. For purposes of this Section 13.5, “Proceeds” shall mean all consideration of any kind that Cardiff or its Affiliates receive, directly or indirectly, in connection with such transaction (or any series of related transactions), including cash, securities, other property, and any debt assumed, forgiven, or repaid, valued at fair market value, and determined without deduction for expenses, fees, or taxes. Contingent or deferred amounts (including milestones, earn-outs, escrow amounts, and holdbacks) shall be included in Proceeds if, as, and when actually received. Notwithstanding the foregoing, to the extent any Proceeds consist of securities (including equity or equity-linked consideration) or other non-cash consideration, amounts payable to Nerviano based on such Proceeds shall be satisfied by the delivery to Nerviano, in kind, of the applicable portion of such securities or other non-cash consideration within five (5) business days of Cardiff’s or its Affiliate’s receipt thereof. For clarity, no Proceeds shall be due under this Section 13.5(b) if such merger, consolidation, Change of Control, or similar transaction occurs more than twelve (12) months after dosing of the first subject in the upcoming mCRC Phase III trial.

11. NOTICE UPDATES

11.1. Notices. The addresses for notices under Section 13.1 of the License Agreement are hereby updated for both Parties as follows:

If to Nerviano:

Nerviano Medical Sciences S.r.l.

Viale Pasteur, 10-CP11 20014, Nerviano (Milan), Italy

Attention: Chief Executive Officer

Email: Hugues.Dolgos@nmsgroup.it

With a copy to (which shall not constitute notice):

Betty Yan

Arnold & Porter Kaye Scholer LLP

250 West 55th Street

New York, NY 10019

Email: Betty.Yan@arnoldporter.com

If to Cardiff:

Cardiff Oncology, Inc.

11055 Flintkote Avenue, San Diego, California 92121

Attention: Chief Executive Officer

Email: MMohindru@cardiffoncology.com

With a required copy to (which shall not constitute notice):

Jeffrey Fessler, Esq.

Sheppard, Mullin, Richter & Hampton LLP

30 Rockefeller Plaza

New York, NY 10112

Email: JFessler@sheppard.com

12. GENERAL PROVISIONS

12.1. Continuing Force and Effect. From and after the Amendment Effective Date, this Amendment shall be read and construed together with the License Agreement and Settlement Agreement as a single, integrated agreement. Except as expressly amended by this Amendment, all terms and conditions of the License Agreement shall remain in full force and effect and are hereby ratified and confirmed. In the event of any conflict or inconsistency between the terms of this Amendment and the terms of the License Agreement or the Settlement Agreement, the terms of this Amendment shall control with respect to the subject matter expressly addressed herein.

12.2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof, consistent with Section 13.2 of the License Agreement.

12.3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument. Delivery by electronic means (including PDF or DocuSign) shall be as effective as delivery of a manually executed original.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Amendment to License Agreement as of the Amendment Effective Date.

NERVIANO MEDICAL SCIENCES S.r.l.

By:	/s/ Dr. Hugues Dolgos

Printed Name: _____________________________

Title:	Chief Executive Officer

Date:

CARDIFF ONCOLOGY, INC. (formerly known as Trovagene, Inc.)

By:	/s/ Mani Mohindru, PhD.

Printed Name: _____________________________

Title:	President and Chief Executive Officere

Date: ____________________________________

SCHEDULE 1

AFFILIATES

*	*

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